Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
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January 7, 2026	Düsseldorf	San Diego
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Phathom Pharmaceuticals, Inc.

100 Campus Drive, Suite 102

Florham Park, New Jersey 07932

Re:	Registration Statement on Form S-3 (No. 333-292596); 8,093,761 shares of Common Stock, par value $0.0001 per share, and pre-funded warrants to purchase 1,250,078 shares of Common Stock

To the addressee set forth above:

We have acted as special counsel to Phathom Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 8,093,761 shares (including up to 1,218,761 shares issuable upon exercise of the underwriters’ option to purchase additional shares) of common stock of the Company, par value $0.0001 per share (the “Shares”) and pre-funded warrants to purchase 1,250,078 shares of Common Stock (the “Pre-Funded Warrants”). The offering of the Shares and Pre-Funded Warrants were made under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2026 (Registration No. 333-292596) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated January 7, 2026 (the “Base Prospectus”), and a prospectus supplement dated January 7, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and pursuant to an underwriting agreement dated January 7, 2026 by and among the Company and Guggenheim Securities, LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters listed on Schedule I thereto, and the Company (the “Underwriting Agreement”).

January 7, 2026

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares, Pre-Funded Warrants and the Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.

When the Pre-Funded Warrants have been duly issued by the Company against payment therefor in the circumstances contemplated by Underwriting Agreement, the issue and sale of the Pre-Funded Warrants will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the shares of Common Stock initially issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Pre-Funded Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and the Warrant Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.

January 7, 2026

With your consent, we have assumed that the status of the Pre-Funded Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 7, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP